EXHIBIT (e)

                    SUPPLEMENTAL AGREEMENT


     SUPPLEMENTAL AGREEMENT made as of March 1, 1998, by and

between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as the

"Corporation") and FRANK B. LOWE (hereinafter referred to as

"Executive").

                       W I T N E S S E T H

     WHEREAS, the Corporation and Executive are parties to an

Employment Agreement made as of January 1, 1996 (hereinafter referred to as the "Agreement"); and

     WHEREAS, the Corporation and Executive desire to amend the

Agreement;

     NOW, THEREFORE, in consideration of the mutual promises

herein and in the Agreement set forth, the parties hereto,

intending to be legally bound, agree as follows:

          1.   Section 3.01 of the Agreement is hereby amended, effective

     March 1, 1998, so as to delete "$750,000" and to substitute therefor "$850,000."

          2.   Except as hereinabove amended, the Agreement shall continue in full force and effect.

          3.   This Supplemental Agreement shall be governed by the laws of the State of New York.



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               THE INTERPUBLIC GROUP OF COMPANIES, INC.

                              By: /S/ C. KENT KROEBER
                                  /S/ C. KENT KROEBER
/S/ FRANK B. LOWE
                                  /S/ FRANK B. LOWE

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